JAMES STAFFORD

James Stafford

Chartered Accountants*

Suite 350 – 1111 Melville Street

Vancouver, British Columbia

Canada V6E 3V6

Telephone +1 604 669 0711

Facsimile +1 604 669 0754

*Incorporated professional

Consent of Independent Registered Public Accounting Firm

We also consent to the incorporation of our report dated 15 February 2008, with respect to the balance sheets of PowerNova Technologies Corporation as at 31 May 2007 and 2006 and the related statements of operations and deficit, cash flows and changes in shareholders’ deficiency for the years ended 31 May 2007, 2006 and 2005 on Form 20-F/A dated 28 October 2009.

/s/ James Stafford

Vancouver, Canada

Chartered Accountants

28 October 2009